EXHIBIT 99.1

FOR IMMEDIATE RELEASE: May 1, 2023

Orion Engineered Carbons Achieves 2022 Emissions Targets for Sustainability-Linked Term Loan

HOUSTON – Orion Engineered Carbons (NYSE: OEC), a global specialty chemicals producer, announced today the company has achieved its 2022 emissions targets in the U.S. and will receive a 10 basis point rate reduction in interest payments on its sustainability-linked term loan, saving approximately $650,000.

When Orion agreed to the seven-year $650-million term loan in 2021, the company was one of the first to link the loan to environmental goals.

Starting this year, a third-party firm audited the air emissions figures at Orion’s four plants in the U.S. and determined whether the company achieved its targets. If Orion meets its targets for all four years, the company could reduce its financing costs by a total of $2.6 million.

“We’re pleased the first round of audits for our term loan were successful,” said Corning Painter, chief executive officer. “Achieving the emissions reduction goals underscores our strong focus and commitment to sustainability. We are confident we will have continued success achieving the emissions targets for the loan, which will lead to significant interest savings.”

Over the past five years, Orion has been upgrading its emissions control technology at all four of its U.S. plants. Three of these complex projects are completed, with the final one scheduled to be finished in 2023. The facilities are in Ivanhoe, La.; Belpre, Ohio; and the Texas cities of Orange and Borger.

About Orion Engineered Carbons

Orion Engineered Carbons (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability and add UV protection. Orion has innovation centers on three continents and 15 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contacts:

Wendy Wilson

Head of Investor Relations

Orion Engineered Carbons

Direct: +1 281-974-0155

wendy.wilson@orioncarbons.com

William Foreman

Director of Corporate Communications and Government Affairs

Orion Engineered Carbons

Direct: +1 832-445-3305

Mobile: +1 281-889-7833

william.foreman@orioncarbons.com